ASSET PURCHASE AGREEMENT

By and Between

Peterson Detention Inc.,
a California corporation

as the Seller,

and

ISI Detention Contracting Group, Inc.,
a California corporation
as the Purchaser

Effective as of January 1, 2008

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), effective as of January 1, 2008 (the “Effective Date”), is by and between Peterson Detention Inc., a corporation organized under the laws of California (the “Seller”), and ISI Detention Contracting Group, Inc., a corporation organized under the laws of California (the “Purchaser”). Certain capitalized terms used in this Agreement are defined in Article X and elsewhere. Michael Peterson, the President of the Seller, and Leonard Peterson, the Secretary of the Seller, each of whom is also a principal shareholder of the Seller, are parties to this Agreement for the purposes set forth on the signature page hereof. Argyle Security, Inc., a Delaware corporation (“Argyle”), and ISI Security Group, Inc., a Delaware corporation (“ISI”), are likewise parties to this Agreement for the purposes set forth on the signature page hereof.

BACKGROUND

The Seller is engaged in the business of manufacturing and selling steel products (the “Business”). The Seller desires to sell, and the Purchaser desires to purchase, the Business, the goodwill associated with the Business, and substantially all of the other assets of the Seller, all upon the terms and subject to the conditions set forth in this Agreement.

The Seller and the Purchaser desire to make certain representations, warranties, covenants, and agreements in connection with the purchase and sale contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and mutual representations, warranties, covenants and agreements hereinafter set forth, and for other consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

ARTICLE I.
PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 1.1. Closing. The Parties will complete and consummate the transactions contemplated by this Agreement (the “Closing”) at the offices of the Purchaser at 12903 Delivery Drive, San Antonio, Texas to be effective as of the 1st day of January, 2008, or at such other place and at such other time and date as may be mutually agreed upon by the Purchaser and the Seller. However, the Closing shall be completed no later than the Closing Deadline. The date on which the Closing is effective is referred to in this Agreement as the “Closing Date.” All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken, executed, and delivered simultaneously, and no proceedings will be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 1.2. Purchase and Sale of the Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller will sell, assign, transfer, convey, and deliver the Assets to the Purchaser, and the Purchaser will purchase, acquire, and accept the Assets from the Seller. The “Assets” consist of substantially all of the Seller’s rights, title and interests in and to the Business, the goodwill of the Seller related to the Business and all of the assets, properties and rights of the Seller (other than, in each case, the Excluded Assets), wherever located, whether tangible or intangible, recorded or unrecorded, as the same exist as of the Closing, including, without limitation, all of the Seller’s rights, title and interests in and to the assets, properties and rights described in the following paragraphs (a) through (k):

(a) all furniture, furnishings, fixtures (to the extent not attached to realty, and to the extent they are capable of being transferred separately), equipment, tools, machinery, vehicles, computers and other hardware, office supplies and other tangible personal property (collectively, “Fixed Assets”), including without limitation the vehicles and tangible personal property set forth on Schedule 1.2(a);

(b) all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors or others in connection with the operation of the Business or affecting the Fixed Assets, to the extent they are transferable;

(c) all Seller Contracts set forth on Schedule 1.2(c) (collectively, the “Assumed Contracts”);

(d) all payments received by the Seller after the Closing in respect of any services to be provided by Purchaser after the Closing pursuant to an Assumed Contract;

(e) all cash, proceeds from all bank accounts, certificates of deposit, treasury bills, treasury notes, and marketable securities, as well as all accounts receivable and all notes receivable (whether short-term or long-term), except to the extent listed on Schedule 1.3(c);

(f) all Intellectual Property (including the rights to sue for (and remedies against) past, present and future infringements thereof, and rights of priority and protection of interests therein under applicable Laws), including without limitation the Intellectual Property set forth on Schedule 1.2(f);

(g) all Permits held by the Seller (to the extent permitted by applicable Law to be transferred);

(h) all books, records or other data relating to the Seller’s ownership or operation of the Business, including, without limitation, employee files and customer and supplier lists and records (excluding the minute books and share records of Seller);

(i) all marketing brochures and materials and other non-proprietary printed or written materials in any form or medium relating to the Seller’s ownership of or operation of the Business that the Seller is not required by Law to retain, and duplicates of any such materials that the Seller is required by Law to retain;

(j) all Claims relating to any of the other Assets and all counterclaims, set-offs or defenses the Seller may have with respect to any Assumed Liability;

(k) prepaid expenses made or paid to utility companies, vendors or otherwise, together with any unpaid interest accrued thereon from the respective obligors and any security or collateral therefor, including recoverable deposits and any Tax refund due with respect to any period prior to the Closing, and Schedule 1.2(k) attached hereto, represents Seller’s good faith effort to identify all expenses and deposits; and

(l) all names of the Seller and all assumed names of the Seller, including but not limited to “Peterson Detention Inc.” and “PDI”.

Section 1.3. Excluded Assets. The Assets sold, assigned, transferred, conveyed and delivered by the Seller to the Purchaser pursuant to this Agreement will not include any of the following assets, rights and interests of the Seller (collectively, the “Excluded Assets”):

(a) All real property not used in connection with the Business;

(b) the Seller Contracts that are not Assumed Contracts, all of which are set forth on Schedule 1.3(b), including any life insurance policies with cash surrender value as of the Closing;

(c) the receivables described in Schedule 1.3(c);

(d) (Intentionally left blank)

(e) each other asset, right or interest set forth on Schedule 1.3(e).

Section 1.4. Purchase Price.

(a) The aggregate consideration (the “Purchase Price”) to be paid at the Closing by the Purchaser to the Seller as consideration for the purchase and sale of the Assets is: (a) the payment by the Purchaser, in cash, of $1,500,000 (the “Cash Purchase Price”), (b) two convertible promissory notes, each in the original principal amount of $1,500,000 payable to the Seller (collectively, the “Promissory Notes”), which Promissory Notes shall be adjusted on a pro rata basis pursuant to the Working Capital, 2007 Accounts Receivable and 2008 Sales calculations, as such terms are defined, and calculations set forth, in Section 4.11, and (c) the assumption by the Purchaser of the Assumed Liabilities pursuant to Section 1.5. The form of the Promissory Notes, which shall be guaranteed by certain affiliates of the Purchaser, is set forth in Exhibit A, and the form of the guaranties is set forth in Exhibit A-1.

(b) As an additional component of the Purchase Price, Purchaser shall pay to Seller an amount equal to the accrued and unpaid payroll costs of Seller for the last incomplete payroll period (not to exceed 15 days) immediately prior to Closing. Purchaser is not assuming any obligation or liability to the employees of Seller or any other Party hereunder. Purchaser is only obligated to reimburse Seller for specific accrued and unpaid costs stated herein. All of Seller’s employees who are hired by the Purchaser shall be provided with full credit for all of their unused accrued vacation time as of the Closing Date, accumulated as a result of their employment at Seller as described in Section 4.13.

Section 1.5. Assumption of Assumed Liabilities. Subject to the conditions set forth in this Agreement, at the Closing, the Seller will transfer and assign the Assumed Liabilities to the Purchaser, and the Purchaser will assume the Assumed Liabilities from the Seller, all to be effective as of the Closing. The “Assumed Liabilities” consist of:

(a) obligations of Seller to be performed after the Closing pursuant to the Assumed Contracts, subject to Section 1.6(g)

(b) the Liabilities set forth on Schedule 1.5(b); and

(c) obligations of the Seller for which the vehicles described in Section 1.2(a) act as security pursuant to a perfected security interest or lien in effect as of the date of this Agreement.

(d) Liabilities of the Seller arising from the assignment of the Assumed Contracts to Purchaser without the consent of any other party to such Assumed Contract.

(e) those Liabilities of Purchaser to perform warranty work as described in Section 1.8;

(f) all credit card debt owed by Michael Peterson and Leonard Peterson to the extent incurred for the benefit of the Seller, in the Ordinary Course of Business for the Seller, consistent with past practices of the Seller;

(g) recognition of all unused accrued vacation time for Retained Employees (as defined in and more particularly described in Section 4.13);

(h) accrued and unpaid payroll costs to be reimbursed by Purchaser to Seller pursuant to Section 1.4(b), to the extent incurred in the Ordinary Course of Business of Seller, consistent with past practices of Seller;

(i) all Liabilities of the Seller with respect to wages, salaries, bonuses, accrued vacation, personal or sick days, benefits and any other compensation package incurred by Seller, so long as such Liabilities are reflected on the Balance Sheet of the Seller; and

(j) all trade payables incurred by the Seller in the Ordinary Course of Business as of the close of the Business on the day preceding the Closing Date.

Section 1.6. Excluded Liabilities. The Purchaser will not assume or become liable for any of the following Liabilities of the Seller (collectively, the “Excluded Liabilities”):

(a) all Liabilities relating to any of the Excluded Assets;

(b) all Liabilities relating to any director, officer, consultant or other non-employee agent of Seller;

(c) all Liabilities relating to the litigation matters set forth, or required to be set forth, on Schedule 2.17;

(d) all Liabilities relating to the conduct of the Business or the operation of the Assets for all periods preceding and including the Closing Date, that are not specifically assumed by the Purchaser in Section 1.5;

(e) all Taxes of, or in respect of, Seller for all taxable periods, whenever incurred, and all Taxes attributable to or incurred in connection with the Business or the Assets for all taxable periods through and including the Closing Date; however, Seller shall have no obligation to pay any sales tax imposed upon Purchaser for the purchase of the Assets pursuant to this Agreement;

(f) all other Liabilities not expressly assumed by the Purchaser pursuant to Section 1.5.

(g) all Liabilities of the Seller relating to any Assumed Contract, that arises from any breach or default by Seller of such Assumed Contract, where such Liability has not been specifically assumed by Purchaser pursuant to Section 1.5 above. This exclusion of liabilities will not diminish the obligation of Purchaser to perform the Warranty Work required to be performed by Purchaser pursuant to Section 1.8 described as the “Warranty Bucket”.

(h) those Liabilities of Seller to pay for Seller’s Warranty Work as described in Section 1.8.

Section 1.7. (Intentionally left blank.)

Section 1.8. Seller’s Warranty Work. All warranty work required on products of Seller relating to Assumed Contracts that were completed and fully paid prior to Closing are referred to herein as “Seller’s Warranty Work”. Seller’s Warranty Work shall be performed by Purchaser’s personnel, and all charges for, and the value of, such work shall be calculated utilizing Purchaser’s standard time-and-materials basis in effect at the time of the work performed. The first $62,500 of Seller Warranty Work (“Warranty Bucket”) shall be performed by Purchaser, without reimbursement from Seller. The Purchaser shall submit to Seller a statement for all such work, which shall be credited against the Warranty Bucket. After the completion of the first $62,500 in Seller Warranty Work by Purchaser, all other Seller Warranty Work, exceeding the Warranty Bucket, shall be performed by Purchaser and the cost of such work (determined upon Purchaser’s then standard time-and-materials basis) shall be promptly paid to Purchaser by Seller upon presentation of an invoice to Seller for such amount, or at the election of Seller, deducted proportionately from the then principal balances due of the Seller Notes. Seller shall indemnify Purchaser from and against any Liability, Loss, damage, Claim, cost or expense arising from Seller’s Warranty Work (save and except for (i) the Seller’s Warranty Work that is to be paid from the Warranty Bucket as required herein or (ii) any Liability, Loss, damage, Claim, cost or expense arising from the negligence or malfeasance of the Purchaser).

Section 1.9. Purchaser Warranty Work. Any warranty work required to be performed for the products of Seller relating to the Assumed Contracts, that is not included within Seller’s Warranty Work, shall be sole responsibility of Purchaser, to be performed and completed at Purchaser’s sole cost and expense (“Purchaser’s Warranty Work”). Purchaser shall indemnify Seller from and against any Liability, Loss, damage, Claim, cost or expense arising from Purchaser’s Warranty Work (save and except the obligation to perform Seller’s Warranty Work).

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller, Michael Peterson and Leonard Peterson jointly and severally represent and warrant to the Purchaser that the statements contained in this Article II are true and correct, except as set forth in the Disclosure Schedule attached to this Agreement as Exhibit B (the “Disclosure Schedule”), which will be arranged to correspond to the numbered subsections contained in this Article II.

Section 2.1. Organization. The Seller is a California corporation, duly organized, validly existing and in good standing under the laws of the State of California. Seller is duly qualified or authorized to do business as a foreign corporation, and is in good standing, under the laws of each other jurisdiction where Seller is required to be so qualified or authorized. Seller has full power and authority to own, lease and operate its properties and to conduct the Business. Seller conducts all of the Business through the corporation described in this Section 2.1.

Section 2.2. Enforceability. Seller has full power and authority to execute and deliver this Agreement and each of the other agreements, certificates and instruments to be executed by Seller in connection with or pursuant to this Agreement (collectively, and together with this Agreement, the “Seller Documents”), to perform its respective obligations under the Seller Documents and to consummate the transactions contemplated by the Seller Documents, except that the Seller claims no power or authorization to assign the Assumed Contracts to the Purchaser without the consent of any other party to such Assumed Contracts and makes no representations or warranties as to the effect of so doing. The execution and delivery by Seller of the Seller Documents, the performance by Seller of its obligations under the Seller Documents and the consummation by Seller of the transactions contemplated by the Seller Documents have been authorized by all necessary corporate action. This Agreement has been validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, excluding any Encumbrance, defect in title to, or default or breach of the terms of, the Assumed Contracts that may arise by the Parties having agreed that Seller shall assign, and the assignment of, the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser. As of the Closing, the other Seller Documents will validly executed and delivered by Seller that is a party thereto and, upon such execution and delivery, will constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, excluding any Encumbrance, defect in title to, or default or breach of the terms of, the Assumed Contracts that may arise by the Parties having agreed that Seller shall assign, and the assignment of, the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser.

Section 2.3. No Conflicts. The execution and delivery by Seller of the Seller Documents, the performance by Seller of its obligations under the Seller Documents and the consummation by Seller of the transactions contemplated by the Seller Documents do not, and will not,

(a) violate any provision of Law or any Permit that would adversely affect, or cause an Encumbrance upon: (i) Purchaser’s title to the Assets to be acquired hereunder; or (ii) Purchaser’s right, authority or ability to sell, transport or otherwise dispose of said Assets, excluding any Encumbrance, defect in title to, or default or breach of the terms of, the Assumed Contracts that may arise by the Parties having agreed that Seller shall assign, and the assignment of, the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser;

(b) violate any provision of the Charter Documents of Seller;

(c) require any consent, waiver, approval, registration, order, action or authorization of, declaration or filing with or notification to, any Governmental Authority or other Person (whether pursuant to a Contract or otherwise), specifically excluding any obligation of Seller to secure any consent, waiver, approval, authorization, declaration or filing from, or provide notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser;

(d) violate, conflict with, constitute a default under or breach any term, condition or provision of any Seller Contract or Order (whether with the passage of time, the giving of notice or otherwise) excluding any obligation of Seller to secure any consent, waiver, approval, authorization, declaration or filing from, or provide notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser;

(e) result in the termination of, give rise to a right of termination or cancellation of or accelerate the performance required pursuant to any Assumed Contract (whether with the passage of time, the giving of notice or otherwise), excluding any obligation of Seller to secure any consent, waiver, approval, authorization, declaration or filing from, or provide notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser; or

(f) result in the creation of any Encumbrance with respect to any Asset, excluding any Encumbrance that may arise by the assignment of the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser.

Section 2.4. Financial Statements. The Seller will provide to the Purchaser the unaudited balance sheets of the Seller as of September 30, 2007 and the related unaudited statements of operations, and shareholders’ equity for the nine-month period then ended (the “Financial Statements”). The Financial Statements present fairly the financial position of the Seller and the results of operations as of the dates and for the periods therein specified, and have been prepared in manner that has been consistently applied throughout the periods involved, subject, in the case of interim Financial Statements to normal year-end adjustments in an amount and of a character not materially inconsistent with prior periods. The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Statements have been prepared from the books and records of the Seller, which accurately and fairly reflect the financial condition and results of operations of the Seller as of the respective dates thereof and for the periods indicated.

Section 2.5. Undisclosed Liabilities. The Seller has no Liabilities other than (a) as set forth or reflected on the Balance Sheet; (b) current liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date; and (c) liabilities and obligations incurred in connection with this Transaction, including, but not limited to, any Encumbrance, defect in title to, or default or breach of the terms of, the Assumed Contracts that may arise by the Parties having agreed that Seller shall assign, and the assignment of, the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser.

Section 2.6. Absence of Certain Developments. Since the Balance Sheet Date, the Seller has operated the Business in the Ordinary Course of Business, subject to the terms of this Agreement, has incurred no Liabilities other than in the Ordinary Course of Business (except for those incurred relating to this Agreement) and, except for the Liabilities incurred by Seller in connection with the transactions contemplated by this Agreement, there has not been:

(a) any Material Adverse Change, or the occurrence of any event that could reasonably be expected to result in a Material Adverse Change;

(b) any change, not disclosed in the Financial Statements, in the accounting methods, practices or principles or cash management practices of Seller;

(c) any revaluation by Seller of any of its assets, including without limitation the write-down or write-off of notes, accounts receivable or inventory, other than in the Ordinary Course of Business;

(d) any sale, assignment, transfer, distribution, mortgage or pledge of any of the properties or assets of Seller, except sales of inventory in the Ordinary Course of Business, or the placement of any Encumbrance on any of the properties or assets of Seller, excluding any Encumbrance, defect in title to, or default or breach of the terms of, the Assumed Contracts that may arise by the Parties having agreed that Seller shall assign, and the assignment of, the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser;

(e) any failure to use commercially reasonable efforts to preserve the Business, to keep available to the Business the services of its key employees and to preserve for the Business the goodwill of its suppliers, customers and others having business relations with it;

(f) except as set out on Schedule 2.6(j), any breach or default (or event that with notice or lapse of time would constitute a breach or default), acceleration, termination (or threatened termination), modification or cancellation of any Seller Contract by any party (including Seller), excluding any Encumbrance, defect in title to, or default or breach of the terms of, the Assumed Contracts that may arise by the Parties having agreed that Seller shall assign, and the assignment of, the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser;

(g) any contract that was entered into outside the Ordinary Course of Business of the Seller, consistent with Seller’s past practices, except for the transactions contemplated or necessitated by this Agreement;

(h) except as set forth on Schedule 2.6(h), any (i) increase in the compensation payable or to become payable by Seller to any of its employees, including without limitation any bonuses; (ii) adoption, amendment or increase in the coverage or benefits available under any Employee Benefit Plan or Benefit Arrangement or (iii) amendment or execution of any employment, deferred compensation, severance, consulting, non-competition, employee retention plan or similar agreement to which Seller is a party or involving an employee of Seller (other than employment terminable at will without penalty);

(i) any termination of employment (whether voluntary or involuntary) of, or receipt or expectation of receipt of any resignation by, any key employee of the Business, or any termination of employment (whether voluntary of involuntary) of employees of the Business materially in excess of historical attrition in personnel;

(j) except as set forth on Schedule 2.6(j), any transaction between Seller and a Related Party;

(k) any cancellations or waivers of any claims or rights of the Seller of material value;

(l) any execution of capital leases by the Seller;

(m) any other transaction, agreement or commitment entered into or affecting the Business or the assets of Seller not made in the Ordinary Course of Business, excluding this Agreement and the transactions required to effectuate this Agreement; or

(n) any agreement or understanding to do, or resulting in, any of the foregoing.

Section 2.7. Assets.

(a) Except as set forth on Schedule 2.7(a), Seller has good and marketable title to all of the Assets, free and clear of all Encumbrances, excluding any Encumbrance, defect in title to, or default or breach in the terms of, the Assumed Contracts that may arise by the Parties having agreed that Seller shall assign, and the assignment of, the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser. The execution and delivery of the Conveyance Agreements by the Seller at the Closing will convey to and vest in the Purchaser good and marketable title to the Assets, free and clear of all Encumbrances, excluding (i) any Encumbrance upon the Assets arising from the Assumed Liabilities appearing on Schedule 1.5; (ii) those items described on Schedule 2.7(a); and (iii) any Encumbrance, defect in title to, or default or breach in the terms of, the Assumed Contracts that may arise by the Parties having agreed that Seller shall assign, and the assignment of, the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser;

(b) By acquiring the Assets as contemplated by this Agreement, Purchaser will be acquiring all assets and properties used by the Seller in the conduct of the Business and necessary to conduct the Business as presently conducted, other than the Excluded Assets. Save and except for liens and security interests disclosed to Purchaser on Schedule 2.7(b), no part of the Business (and no asset, right or interest related to or employed in or reasonably necessary for the conduct of the Business) is owned or held by any Person other than the Seller.

(c) The Assets are in good condition and repair, ordinary wear and tear excepted, and (where applicable) are in good working order and have been properly and regularly maintained. THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(d) The Seller does not own, or have any interests in or rights with respect to, any real property other than the real property subject to the Leases (the “Leased Properties”). With respect to the Leased Properties:

(i) The Seller has provided to the Purchaser true and correct copies of leases to which the Leased Properties are leased to Seller.  Seller has received no notice of any pending or threatened condemnation actions or special assessments of any nature on the Leased Properties or any part thereof, Seller has received no notice of any condemnation actions or special assessments being contemplated, and Seller does not have any knowledge of any being contemplated. Seller has received no request, written or otherwise, from any Governmental Authority with regard to dedication of the Leased Properties or any part thereof;

(ii) To the best of Seller’s knowledge, there are no pending or contemplated changes in any regulation or private restriction applicable to the Leased Properties or any part thereof, or any pending or threatened judicial or administrative action by adjacent landowners or other Persons or any natural or artificial condition adversely affecting the Leased Properties or any part thereof.

(iii) To the best of Seller’s knowledge, there is no Legal Proceeding pending or threatened against or relating to any portion of the Leased Properties;

(iv) To the best of Seller’s knowledge, there are no attachments, executions or assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief Laws contemplated by a pending or threatened action or suit against the Seller or the Leased Properties;

(v) To the best of Seller’s knowledge, no Person has, or at the Closing Date shall have, any right or option to acquire all or any portion of the Leased Properties; and

(vi) To the best of Seller’s knowledge, no portion of the Leased Properties shall be subject at the Closing Date to any agreement (written or oral) adversely affecting Seller’s right as Lessee, except the Leases.

Section 2.8. Contracts.

(a) Schedule 1.2(c) contains a correct and complete list of each Assumed Contract.

(b) (Intentionally left blank.)

(c) Except as set forth on Schedule 2.8(c):

(i) Each Assumed Contract is a valid and binding agreement of the Seller party thereto and the other party to such agreement, is in full force and effect and enforceable against each party thereto in accordance with its terms;

(ii) There has been no breach or default by any party (or event that with the passage of time, the giving of notice or both would constitute a breach or default) under any Assumed Contract;

(iii) The Seller has performed all of the obligations required to be performed by it under each Assumed Contract up to the point such Assumed Contract is being assigned and is not in receipt of any notice of termination or written claim of default under any such Assumed Contract;

(iv) No party to any Assumed Contract has threatened to, or notified Seller of any intention to, terminate or materially alter its relationship with the Business as a result of this Agreement or the consummation of the transactions contemplated hereby;

(v) No party to an Assumed Contract has notified Seller that it intends to alter its relationship with Seller as a result of or in connection with the transactions contemplated by this Agreement;

(vi) The Seller has previously provided to the Purchaser a true and correct copy of all written Assumed Contracts, together with all amendments, waivers or other changes thereto, and a summary of the terms of all other (non-written) Assumed Contracts as in effect on the date of this Agreement;

Excluding from Subsections 2.8(c)(i) through (vi) above, any Encumbrance, defect in title to, or default or breach in the terms of, the Assumed Contracts that may arise by the Parties having agreed that Seller shall assign, and the assignment of, the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser.

(d) Except as set forth on Schedule 2.8(d), Seller is not a party to, and no Asset of Seller is bound by, any of the following types of Contracts:

(i) Contracts (including mortgages) pursuant to which any assets of Seller are subject to any Encumbrance, excluding any Encumbrance, defect in title to, or default or breach in the terms of, the Assumed Contracts that may arise by the Parties having agreed that Seller shall assign, and the assignment of, the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser;

(ii) Contracts pursuant to which Seller is obligated to provide indemnification to any Third Party;

(iii) Contracts (including consent decrees) that impose (or could by their terms impose) any material restrictions on Seller with respect to its geographical area of operations or scope or type of business;

(iv) Contracts between Seller, on the one hand, and any Related Party, on the other hand (other than Contracts for employment or consulting services listed on Schedule 2.8(a)(iii)); and

(v) Contracts not entered into in the Ordinary Course of Business, save and except for those Contracts entered into in connection with effectuating the transactions contemplated by this Agreement.

Section 2.9. Accounts Receivable. All accounts receivable of the Seller are reflected in the Balance Sheet or arose in the Ordinary Course of Business since the Balance Sheet Date. All of such accounts receivable (net of any allowance for doubtful accounts reflected in the Balance Sheet) are fully collectible in the Ordinary Course of Business and without recourse to any legal proceeding.

Section 2.10. Intellectual Property.

(a) Extent of and Title to Intellectual Property. Schedule 2.10(a) contains a complete and correct list of all of the Intellectual Property that is or has been used, held for use or is reasonably necessary for use in the Business (the “Business Intellectual Property”). The Seller possesses and either owns, is licensed under or has the valid right to use all of the Business Intellectual Property. The Business Intellectual Property owned by the Seller (the “Owned Intellectual Property”) is not subject to any outstanding option, license or agreement of any kind, and is owned free and clear of all Encumbrances. All Business Intellectual Property licensed to Seller (the “Licensed Intellectual Property”) has been licensed pursuant to agreements (the “Licenses”) that are set forth on Schedule 2.8(a). All Business Intellectual Property that is neither Owned Intellectual Property nor Licensed Intellectual Property is in the public domain.

(b) Registered Intellectual Property. Schedule 2.10(b) sets forth a correct and complete list of all of the following Business Intellectual Property as of the date of this Agreement, and indicates whether it is Owned Intellectual Property or Licensed Intellectual Property: (a) trademark and service mark registrations and applications for registration; (b) patents and pending patent applications; (c) copyright registrations and applications for registration and (d) tradenames. All of the Business Intellectual Property issued by, registered with, or filed with a U.S. or foreign patent, trademark or copyright office has been duly issued by, registered with or duly filed in such office, as the case may be, and has been properly processed, maintained and renewed in accordance with all applicable provisions of applicable law in the applicable country.

(c) No Restrictions on Transfer. Except as set forth on Schedule 2.10(c), to the best of Seller’s knowledge, there is no Business Intellectual Property that is subject to any outstanding Order, Contract or other Liability restricting in any manner the use thereof by the Business or the transfer thereof by the Seller.

(d) No Infringement by Third Parties. To the best of Seller’s knowledge, there has been no unauthorized use, infringement or misappropriation of any Business Intellectual Property by any Person, including without limitation any current or former director, officer, employee, consultant or other agent of Seller, relating to the Business.

(e) No Infringement by the Business. To the best of Seller’s knowledge, no Person has asserted, or threatened to assert, any Claim with respect to the Business Intellectual Property, including any Claim of ownership of or infringement by the Business Intellectual Property. Seller has no knowledge of any reasonable basis for any bona fide Claim (i) to the effect that the Business as presently conducted infringes, violates or misappropriates any Intellectual Property of any other Person; or (ii) challenging the ownership, validity, enforceability or effectiveness of any of the Business Intellectual Property or any License.

(f) Reasonable Safeguards Taken. The Seller has taken reasonable precautions to protect its rights in and to the Business Intellectual Property, including maintaining the confidentiality of trade secrets, pending patent applications, know-how and other confidential Business Intellectual Property. The Seller has not taken, or failed to take, any action that would preclude or hinder the protection or enforcement of the Business Intellectual Property.

(g) No Competitive Intellectual Property. No director, officer, employee, consultant or other agent of Seller owns any rights in Intellectual Property that are directly or indirectly competitive with those owned or to be used by the Business or derived from or in connection with the conduct of the Business.

Section 2.11. Insurance. All of the material properties of the Seller are insured for the benefit of the Seller, and will be so insured through the Closing Date, in amounts and against risks customary in similar businesses for similar properties.

Section 2.12. Employees.

(a) Schedule 2.12(a) lists the name and address of each officer and employee of the Seller and each consultant to the Seller and whether or not their employment is terminable at will. Schedule 2.12(a) also sets forth, for each such Person, their date of employment, current job title or relationship to the Seller, the aggregate annual cash compensation paid to such person by the Seller, a description of all bonus or benefit plans applicable to such person and the date and amount of their last increase in compensation.

(b) Seller is not a party to any labor, union or collective bargaining agreement and there are no labor, union or collective bargaining agreements that pertain to any employee of Seller. There is no organizing activity (including any demand for recognition or certification proceeding pending with the National Labor Relations Board) involving any employees of Seller by any labor organization or group of employees presently pending or threatened. No strike, work stoppage, lockout, labor grievance or other labor dispute is presently pending or threatened against the Seller, and no such strike, work stoppage, lockout, labor grievance or other labor dispute has occurred since January 1, 2002.

(c) (Intentionally left blank.)

(d) Seller does not have any oral or written agreements or understandings to provide their employees pay raises, bonuses, stock options or other compensation benefits.

(e) Seller does not have any employment agreements with their employees.

Section 2.13. Employee Benefits.

(a) Schedule 2.13(a) sets forth all material, written “employee benefit plans,” as defined in Section 3(3) of ERISA, maintained by the Seller or to which Seller contributed or is obligated to contribute for current or former employees (the “Employee Benefit Plans”). Schedule 2.13(a) lists each Seller Contract providing for employment or severance, each plan or arrangement providing for insurance coverage, severance, termination or similar coverage and all written compensation policies and practices maintained by the Seller covering any employee or former employee that is not an Employee Benefit Plan (a “Benefit Arrangement”).

(b) True, correct and complete copies of the following documents, with respect to each Employee Benefit Plan, have been made available or delivered to the Purchaser by the Seller: (i) any plans and related trust documents, and amendments thereto; (ii) the most recent Form 5500; (iii) the last Internal Revenue Service determination letter, if applicable; (iv) summary plan descriptions and (v) the last actuarial valuation if the plan is a “defined benefit plan,” as defined in Section 3(35) of ERISA.

(c) The Employee Benefit Plans intended to qualify under Section 401 of the Code and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Employee Benefit Plans that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d) To the best of Seller’s knowledge, the Employee Benefit Plans have been operated and maintained in accordance with their terms and with all provisions of the Code, ERISA (including the rules and regulations thereunder) and other Laws.

(e) Each Employee Benefit Plan and Benefit Arrangement could be terminated as of the Closing Date with no Liability to the Business or the Purchaser.

(f)  No Employee Benefit Plan is a multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(g) The Seller does not maintain and has no obligation to contribute to (or any other liability with respect to) any funded or unfunded Employee Benefit Plan that provides post-retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than limited health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B.

(h) As of the Closing Date, none of the employee pension plans (as defined in Section 3(2) of ERISA) of Seller (“Employee Pension Plans”) have incurred any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, and no proceeding by the PBGC to terminate any such Employee Pension Plan has been instituted or threatened. Seller has not incurred any liability to the PBGC, the Internal Revenue Service, the Department of Labor, any other governmental agency, any Multiemployer Plan or any Person with respect to any Employee Benefit Plan currently or previously maintained by members of the “controlled group of companies,” as such term is defined in Section 414 of the Code, that includes Seller that has not been satisfied in full, and no condition exists that presents a material risk to Seller of incurring such a liability, other than liability for premiums due the PBGC.

Section 2.14. Compliance with Law. The Seller (a) is, and at all times has been, in compliance with all regulations with respect to manufacturing and selling steel products, and (b) excluding any Liability, Encumbrance, defect in title to, or default or breach in the terms of, the Assumed Contracts that may arise by the Parties having agreed that Seller shall assign, and the assignment of, the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser, has otherwise complied with, in all material respects, all other Laws relating to the conduct of the Business, including without limitation all Laws relating to occupational health and safety, product quality and safety and employment and labor matters, where a violation of such regulations or Laws may affect, limit or restrict, in any way, or create any encumbrance upon: (i) the title to the Assets acquired by Purchaser hereunder, or (ii) Purchaser’s right, authority or ability to sell, transfer, transport, convey or otherwise dispose of the Assets acquired hereunder

Section 2.15. Permits. The Seller has all Permits necessary for the conduct of the Business as currently conducted, all such Permits are in full force and effect and the Seller is in compliance with the requirements of all such Permits. No loss or expiration of any Permit is pending, threatened or reasonably foreseeable, other than termination of Permits upon consummation of the transaction contemplated in this Agreement.

Section 2.16. Environmental Matters. Except as set forth on Schedule 2.16:

(a) (Intentionally left blank)

(b) Absence of Certain Hazardous Materials. None of the real property leased or used in the Business contains any Hazardous Materials in amounts exceeding the levels permitted by Environmental Laws. There is no asbestos present in any of the Assets or in any of the real property owned, leased or used in the Business by the Seller, and no asbestos has been removed from any of the Assets or any such real property.

(c) No Claims or Proceedings. The Seller is not subject to any pending Claim or Legal Proceeding investigating, asserting or alleging the violation of any Environmental Law. Neither the Seller, nor any of its respective properties and assets, are subject to any Liability relating to any Claim or Legal Proceeding, any settlement thereof or any Order asserted, arising under or relating to any Environmental Law. There are no environmental conditions regarding the Business or the assets of the Seller that could reasonably be anticipated to (i) form the basis of any Claim against the Business, the Seller’s assets or Seller, or (ii) cause the Business or the Seller’s assets to be subject to any restriction on ownership, occupancy, use or transfer under any Environmental Law.

(d) No Notices or Threats of Liability. Seller has not received any notice, demand letter or request for information from any Governmental Authority or other Person indicating, asserting or alleging that Seller is, may be, has or may have violated any Environmental Law, may be liable under any Environmental Law or may be a potentially responsible party at any Superfund site. No Governmental Authority or other Person has threatened to initiate any Claim, Legal Proceeding or investigation relating to the violation or possible violation of any Environmental Law by the Seller.

(e) Environmental Reports. No reports have been filed, or are required to be filed, by Seller relating to the Business or any of its properties or assets, concerning the release of any Hazardous Material or the threatened or actual violation of any Environmental Law. All environmental investigations, studies, audits, tests, reviews and other analyses regarding compliance or noncompliance with any Environmental Law by the Seller, the Business or the real property owned, leased or used in the Business by the Seller have been delivered to the Purchaser prior to the date hereof.

Section 2.17. Legal Proceedings. To the best of Seller’s knowledge, there are no Legal Proceedings pending or threatened that question the validity of this Agreement or any action taken or to be taken by the Seller in connection with the consummation of the transactions contemplated by this Agreement. Schedule 2.17 sets forth a true and correct list of all Legal Proceedings pending or, as of the date of this Agreement, or to the best of Seller’s knowledge, threatened against or affecting Seller, the Business or any of the Assets, whether at law or in equity. None of the Seller, the Business and the Assets are subject to or bound by any Order currently in effect.

Section 2.18. Taxes.

(a) Seller has (i) duly and timely filed (or there has been filed on its behalf) with the appropriate taxing authorities all Tax Returns required to be filed by it and (ii) timely paid (or there has been paid on its behalf) all Taxes due or claimed to be due from it by any taxing authority. There are no liens for Taxes upon the assets or properties of Seller except for statutory liens for current Taxes not yet due.

(b) All Tax Returns previously prepared are correct and complete in all material respects.

(c) Seller has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Authorities all amounts required to be withheld and paid over under all applicable laws.

(d) No federal, state, local or foreign audits or other administrative proceedings or court proceedings (“Audits”) exist or have been initiated with regard to any Taxes or Tax Returns of Seller, and Seller has not received any notice that such an Audit is pending or threatened with respect to any Taxes due from or with respect to Seller or any Tax Return filed by or with respect to Seller.

Section 2.19. Related Party Transactions. Except as set forth on Schedule 2.19, there are no inter-company receivables or payables between Seller, on the one hand, and any Related Party, on the other hand, except as reflected in the Financial Statements.

Section 2.20. Assumed Names. Schedule 2.20 sets forth a list of all assumed names under which Seller operates any portion of the Business and all jurisdictions in which any of the assumed names are registered.

Section 2.21. Subsidiaries and Investments. The Seller does not own, directly or indirectly, any stock, partnership interest or joint venture interest in, or any security or debt or equity interest issued by, any Person, or any option or right to acquire any of the foregoing.

Section 2.22. Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement

Section 2.23. No Misrepresentations. The representations, warranties and statements made by the Seller in or pursuant to this Agreement are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading. The Seller has disclosed to the Purchaser all facts and information material to the proposed purchase of the Assets hereunder that is known to the Seller.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser, Argyle and ISI jointly and severally represent and warrant to the Seller that:

Section 3.1. Organization. The Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is duly qualified or authorized to do business as a foreign corporation, and is in good standing, under the laws of each other jurisdiction where the failure to be so qualified would have a Material Adverse Effect on the Purchaser. The Purchaser has full corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted.

Section 3.2. Enforceability. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the other agreements, certificates and instruments to be executed by the Purchaser in connection with or pursuant to this Agreement (collectively, and together with this Agreement, the “Purchaser Documents”), to perform its obligations under the Purchaser Documents and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Purchaser of the Purchaser Documents, the performance by the Purchaser of its obligations under the Purchaser Documents and the consummation by the Purchaser of the transactions contemplated by the Purchaser Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. As of the Closing, the other Purchaser Documents will be duly and validly executed and delivered by the Purchaser and, upon such execution and delivery, will constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms.

Section 3.3. No Conflicts. The execution and delivery by the Purchaser of the Purchaser Documents, the performance by the Purchaser of its obligations under the Purchaser Documents and the consummation by the Purchaser of the transactions contemplated by the Purchaser Documents do not, and will not, (a) violate any provision of Law, (b) violate any provision of the Charter Documents of the Purchaser or (c) require any consent, waiver, approval or authorization of, declaration or filing with or notification to any Governmental Authority or other Person (whether pursuant to a Contract or otherwise), other than a consent, waiver, approval, authorization, declaration, filing or notification that has been obtained or made prior to the execution and delivery by the Purchaser of this Agreement.

Section 3.4. Legal Proceedings. There are no Legal Proceedings pending or threatened that question the validity of this Agreement or any action taken or to be taken by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

Section 3.5. No Misrepresentations. The representations, warranties and statements made by the Purchaser in or pursuant to this Agreement are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading. The Purchaser has disclosed to the Seller all facts and information material to the proposed purchase of the Assets hereunder that is known to the Purchaser.

Section 3.6. Steel Requirements. Commencing on and after the Closing Date, Purchaser shall use commercially reasonable efforts to purchase its steel products requirements from the Business, at least in such volume and upon such terms that are consistent with Purchaser’s past practices with Seller.

ARTICLE IV.
COVENANTS

Section 4.1. Conduct of the Business Pending the Closing. Except as otherwise contemplated by this Agreement (including but not limited to the transactions necessitated by this Agreement) or with the prior written consent of the Purchaser, from the date hereof until the Closing Date, the Seller will (and will cause each of their respective Related Parties, to the extent that they are engaged in the Business, to):

(a) operate the Business in the Ordinary Course of Business to the best of their ability and not engage in any transaction outside of the Ordinary Course of Business;

(b) not cause the Business to expend, distribute or pay any amount that is not consistent with the past practices of Seller;

(c) provide the Purchaser with unaudited balance sheets of the Seller as of the last day of each month between the Effective Date and the Closing, and the related unaudited statements of operations, cash flows and shareholders’ equity for the year-to-date period then ended, no later than thirty (30) days after the end of each such month;

(d) use commercially reasonable efforts to preserve the Business, to keep available the services of key employees and to preserve for the Business the goodwill of its suppliers, customers and others having business relations with the Seller;

(e) maintain proper and adequate staffing levels in accordance with historical methods of operation;

(f) maintain product prices at levels that are consistent with the past practices of Seller;

(g) maintain the books and records of the Seller in the usual, regular and ordinary manner;

(h) maintain in full force and effect all Permits and not sell, transfer, license or otherwise dispose of any material rights or interests under any Permits;

(i) operate the Business in compliance with all applicable Permits and Laws, the violation of which would affect, limit or restrict, in any way, or create any encumbrance upon: (i) the title to the Assets acquired by Purchaser hereunder, or (ii) Purchaser’s right, authority or ability to sell, transfer, transport, convey or otherwise dispose of the Assets acquired hereunder, excluding any Liability, Encumbrance, defect in title to, or default or breach in the terms of, the Assumed Contracts that may arise by the Parties having agreed that Seller shall assign, and the assignment of, the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser;

(j) keep all of the Assets of insurable character insured consistent with past practice;

(k) consult with the Purchaser regarding all material developments, transactions and proposals relating to the Business or the Seller;

(l) promptly notify the Purchaser of: (i) any Material Adverse Change; (ii) any purchase of inventory that is not consistent with the usual course of business of Seller in light of it past practices; (iii) any theft, condemnation or eminent domain proceeding or material damage, destruction or casualty loss affecting any asset of the Seller, whether or not covered by insurance; (iv) any breach or default (or event that with notice or lapse of time would constitute a breach or default), acceleration, termination (or threatened termination), modification or cancellation of any Seller Contract by any party (including by Seller), excluding any Encumbrance, defect in title to, or default or breach in the terms of, the Assumed Contracts that may arise by the Parties having agreed that Seller shall assign, and the assignment of, the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser; (v) the termination of employment (whether voluntary or involuntary) of any officer or key employee of the Business or the termination of employment (whether voluntary of involuntary) of employees of the Business materially in excess of historical attrition in personnel; (vi) any Legal Proceeding commenced by or against Seller; and (vii) any Legal Proceeding commenced, or threatened against, Seller relating to the transactions contemplated by this Agreement insofar as Seller has knowledge of same;

(m) not enter into any Contract that is outside the usual course of business of Seller in light of Seller’s past practices;

(n) not enter into, modify or terminate (other than by reason of the expiration thereof) any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization with respect to the Seller;

(o) not incur or become subject to, or agree to incur or become subject to, any Liability except (i) normal trade or business obligations (including Contracts) incurred in the Ordinary Course of Business and (ii) obligations under Seller Contracts in effect on the date hereof, excluding any Liability, Encumbrance, defect in title to, or default or breach in the terms of, the Assumed Contracts that may arise by the Parties having agreed that Seller shall assign, and the assignment of, the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser;

(p) not, without fair consideration, cancel or compromise any material Liability or Claim or waive or release any material right related to the Business or the Assets;

(q) not breach or default (or take any action that with notice or lapse of time would constitute a breach or default), accelerate, terminate (or threaten termination), cancel or amend any Seller Contract, excluding any Encumbrance, defect in title to, or default or breach in the terms of, the Assumed Contracts that may arise by the Parties having agreed that Seller shall assign, and the assignment of, the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser;

(r) not change accounting principles or methods or cash management practices (including the collection of receivables, payment of payables, maintenance of inventory control and pricing and credit practices), except as required by law or as a result of any mandatory change in accounting standards;

(s) expense (and not capitalize) all purchases of equipment, supplies and fixtures (except where the size of the purchase requires it to be capitalized consistent with past practices and notice of such treatment is provided to the Purchaser prior to such purchase);

(t) not make any Tax election or settle or compromise any Tax liability;

(u) except as set forth on Schedule 4.1(u), not make any loans, advances or capital contributions to, or investments in, any other Person;

(v) except as set forth on Schedule 4.1(v), not engage in any transactions with any Related Party;

(w) not increase the aggregate compensation payable or to become payable to any employee or consultant by more than three percent (3%) per year;

(x) not (i) increase the coverage or benefits available under (or create any new or otherwise amend) any Employee Benefit Plan or Benefit Arrangement or (ii) enter into any employment, deferred compensation, severance, consulting, non-competition, employee retention plan or similar agreement (or amend any such existing plan or agreement) involving a director, officer or employee of Seller in the capacity of director, officer or employee of Seller (other than employment terminable at will without penalty or as required to satisfy the condition set forth in Section 5.7);

(y) not terminate the employment of any officer or key employee of the Business or terminate the employment of employees of the Business materially in excess of historical attrition in personnel;

(z) not subject any of the Assets to any Encumbrance, excluding any Encumbrance upon the Assets that may arise by the Parties having agreed that Seller shall assign, and the assignment of, the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser;

(aa) Except at set forth on Schedule 4.1(aa), not make any payment or transfer of assets (including without limitation any repayment of indebtedness) of Seller to or for the benefit of any Related Party, other than compensation and expense reimbursements paid in the Ordinary Course of Business;

(bb) not transfer, issue, sell or dispose of shares of capital stock or other securities of Seller or grant options, warrants, calls or other rights to purchase or otherwise acquire such capital stock or other securities;

(cc) not consolidate with, or merge with or into, any Person;

(dd) Except at set forth on Schedule 4.1(dd), not acquire (except for purchases of inventory in the Ordinary Course of Business) any assets and not sell, assign, transfer, convey, lease or otherwise dispose of any of the Assets, whether or not reflected in the Financial Statements (except for sales of inventory for fair consideration in the Ordinary Course of Business or in transactions as contemplated by this Agreement);

(ee) excluding any Encumbrance, defect in title to, or default or breach in the terms of, the Assumed Contracts that may arise by the Parties having agreed that Seller shall assign, and the assignment of, the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser, not take any action that would cause any representation or warranty set forth in Article II to be untrue and incorrect as of the date when made or (except in the case of representations and warranties made as of a specific date) as of any future date; and

(ff) not agree to (i) do anything prohibited by this Section 4.1 or (ii) refrain from doing anything required by this Section 4.1.

Section 4.2. Acquisition Proposals. The Seller will not (and will not permit any of their respective Related Parties, agents or representatives to), directly or indirectly, initiate, solicit or encourage any third party to make, or facilitate (including by the provision of information regarding the Seller or the Business), entertain, discuss or negotiate, or endorse, accept or enter into any agreement with respect to, any proposal for an Acquisition. The Seller will promptly notify the Purchaser of all relevant terms of any inquiry or proposal received by them or any Related Party, or any of their agents or representatives relating to an Acquisition and, if such inquiry or proposal is in writing, the Seller will promptly deliver a copy of such inquiry or proposal to the Purchaser.

Section 4.3. Cooperation to Effect Closing.

(a) Affirmative Covenant. The Seller and the Purchaser will each cooperate and use its respective commercially reasonable efforts to fulfill the conditions precedent to the obligations of the other parties to effect the transactions contemplated by this Agreement. However, it is agreed that Seller shall not seek or obtain any consent, waiver, approval, authorization, declaration or filing from, or provide notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser. Each party will promptly notify the other upon its discovery or determination that any consent from a Governmental Authority is required for the consummation of the transactions contemplated by this Agreement.

(b) Negative Covenant. The Seller and the Purchaser each agree not to take any action that would cause the conditions precedent to the obligations of the other party to effect the transactions contemplated by this Agreement not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties set forth in this Agreement not to be true and correct as of the Closing (except in the case of representations and warranties made as of a specific date).

Section 4.4. Access to Information. Prior to the Closing Date, the Purchaser will be entitled, through its authorized officers, employees and representatives (including, without limitation, its legal counsel, accountants, investment bankers and other representatives) (collectively, the “Purchaser Representatives”), to (a) have reasonable access to the Seller’s directors, officers, employees, agents, assets and properties and all relevant books, records and documents of or relating to the Business and the Assets, (b) such information, financial records and other documents relating to the Seller and the Business as any Purchaser Representative may reasonably request, (c) make extracts and copies of any such books, records, documents and information and (d) have reasonable access to the Seller’s accountants, auditors, customers and suppliers for consultation or verification of any information. The Purchaser’s investigation and examination will be conducted during regular business hours, under reasonable circumstances and upon reasonable prior notice to the Seller. The Purchaser will not contact, directly or indirectly, any employee, customer or vendor of the Seller to discuss the transactions contemplated by this Agreement, or any other subject related thereto, without the prior written consent of Seller, which consent will not be unreasonably withheld, delayed or conditioned. At a time (within the thirty (30) days immediately preceding the Closing) and place mutually agreeable to the Purchaser and the Seller, the Seller will arrange for face-to-face meetings between the Purchaser and senior employees of the Seller, and for group meetings between the Purchaser and other employees of the Seller, for the purpose of introducing such employees to the Purchaser. The Seller will use commercially reasonable efforts to cause all such Persons to cooperate with the Purchaser Representatives in such investigation and examination. No disclosure by the Seller whatsoever during any investigation by the Purchaser will cure any breach of any warranty or representation of the Seller set forth in this Agreement.

Section 4.5. Confidentiality. From and after the Closing, the Seller will, and will cause each of their Related Parties (over whom they have control), agents and representatives to, (a) maintain the confidentiality of the Business Information, using procedures no less rigorous than those used to protect and preserve the confidentiality of their own proprietary information and (b) not, directly or indirectly, (i) transfer or disclose any Business Information to any Third Party; (ii) use any Business Information adverse to the Purchaser’s interest; or (iii) take any other action with respect to the Business Information that is inconsistent with the confidential and proprietary nature thereof.

Section 4.6. Public Announcements. None of the Seller, the Purchaser or their respective Related Parties (over whom they have control), agents and representatives will issue any press release or public announcement concerning this Agreement or the transactions contemplated by this Agreement without obtaining the prior written approval of the other parties to this Agreement, unless otherwise required by Law, including any public disclosure which counsel advises should be made in order to comply with Law. Prior to making any such public disclosure, the disclosing parties will give the other parties a copy of the proposed disclosure and reasonable opportunity to comment on the same.

Section 4.7. Name Change. Within ten (10) Business Days following the Closing Date, the Seller will take all necessary action to remove any reference to the names “Peterson” or “Peterson Detention” (or any similar name) from its legal name or any assumed name or other name in which it conducts any business. From and after the Closing, the Seller will not use, and will prohibit each of their Related Parties from using, any legal name, assumed name or other name in which they conduct any business that contains the name “Peterson Detention” or “Peterson” (or any similar name).

Section 4.8. Further Assurances. At or following the Closing, and without further consideration, the Seller will execute and deliver to the Purchaser such further instruments of conveyance and transfer as the Purchaser may reasonably request in order to more effectively convey and transfer the Assets to the Purchaser and to put the Purchaser in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Assets or exercising any rights with respect thereto. Each party to this Agreement agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

Section 4.9. Consent to Assignment of Assumed Contracts Not Required. The Purchaser agrees that the Seller shall not request, seek or secure any consents or waivers, and assumes the Liabilities, if any, for not securing same (including but not limited to the risk that any Assumed Contract may be terminated for not securing any such consents or waivers) from any Person regarding the assignment of the Assumed Contracts (save and except for the Leases). The Purchaser specifically waives any right to require the Seller to secure such consents or waivers. However, the Seller will:

(a) use their commercially reasonable efforts to cooperate with the Purchaser in any arrangements designed to provide the benefits of such Assumed Contracts (including, without limitation, the right to receive all amounts owing to Seller thereunder) to the Purchaser; and

(b) use their commercially reasonable efforts to enforce, at the request of the Purchaser and at the expense (including but not limited to all collection expenses, reasonable attorneys’ fees and costs, whether an action is filed or not) and for the account of the Purchaser, any and all rights of the Seller arising from such Assumed Contracts against such issuer or grantor thereof or the other party or parties thereto (including the right to elect to terminate such Assumed Contract in accordance with the terms thereof) upon the written request of the Purchaser.

Section 4.10. Assistance with Permits and Filings. The Seller will furnish the Purchaser with all information concerning the Seller or the Business that is required for inclusion in any application or filing made by the Purchaser to any Governmental Authority in connection with the transactions contemplated by this Agreement. The Seller will use commercially reasonable efforts to assist the Purchaser in obtaining new Permits that the Purchaser will require in connection with the continued operation of the Business and the Assets after the Closing.

Section 4.11. Adjustment of Certain Financial Terms.

(a) (Intentionally left blank.)

(b) Final Closing Financials. As promptly as practicable following December 31, 2007, the Purchaser shall engage a certified public accounting firm (the “Auditor”) who shall prepare annual audited financial statements of the Seller for the 12 month period ended on December 31, 2007. Such financial statements (the “2007 Financials”) shall satisfy the Audit Standards. In the course of preparing the 2007 Financials, the Auditor will also determine: the amount of annual Sales of the Seller, for the year ended December 31, 2007 (the “2007 Sales”). The Auditor will also make a determination of the amount and specific identity of all accounts receivable of Seller that were sold to Purchaser on the Closing Date (“2007 Accounts Receivable”). Auditor shall provide the Purchaser and the Seller Representative with a true and correct copy of the 2007 Financials and all other calculations and determinations required to be completed by the Purchaser in the Section 4.11.

(c) Post Closing Working Capital Adjustment. As promptly as practicable following the completion and receipt of the 2007 Financials, the Auditor will determine the Working Capital of the Seller on the Closing Date (the “Closing Working Capital”). The Auditor will then calculate the adjustment, if any, to the Promissory Notes required herein and shall report such adjustment to Purchaser and the Seller Representative. If the Closing Working Capital is less than $145,000, the principal amount of the Promissory Notes shall be automatically reduced (pro rata) by the difference between $145,000 and the Closing Working Capital. If the Closing Working Capital was greater than $145,000, there will be no adjustment to the Promissory Notes.

(d) (Intentionally left blank.)

(e) Sales Adjustments. As promptly as practicable following December 31, 2008, the Parties will determine the amount of Sales of the Business acquired from Seller, for the year ended December 31, 2008 (the “2008 Sales”). If the Parties cannot agree upon said amount, within 10 days after presentation of such determination by one Party to the other, the Auditor will determine the amount of 2008 Sales. If the 2008 Sales are less than 75% of 2007 Sales, the Promissory Notes shall be reduced (pro rata) by the difference between the 2007 Sales and the 2008 Sales. If the 2008 Sales are at least 75% of 2007 Sales, the Promissory Notes shall not be adjusted in respect of 2008 Sales.

(f) (Intentionally left blank.)

(g) A/R Adjustment. As promptly as practicable following December 31, 2008, the Parties will determine the amount of 2007 Accounts Receivable that were collected during the 12 month period following the Closing (the “2007 A/R Collections”). The sum resulting by deducting the 2007 A/R Collections from the 2007 Accounts Receivable is the “A/R Adjustment.” If the Parties cannot agree upon said amount, within 10 days after presentation of such determination by one Party to the other, the Auditor will determine the amount of the A/R Adjustment. If the A/R Adjustment is equal to, or less than, $51,000, no adjustment shall be made to the Promissory Notes pursuant to the subsection 4.11(g). If the A/R Adjustment is greater than $51.000, the then outstanding principal balance of the Promissory Notes shall be automatically reduced pro-rata by the full amount of the A/R Adjustment and the remaining uncollected 2007 Accounts Receivable shall be assigned to the Seller Representative. Notwithstanding anything to the contrary in the foregoing, the Promissory Notes shall not be reduced by any amounts of uncollected 2007 Accounts Receivable that are uncollected from a party solely due to the underlying Assumed Contract being assigned with such party’s consent.

(h) The determinations made by the Auditor pursuant to this Section 4.11 shall be binding upon the Parties in all respects.

Section 4.12. Supplemental Disclosure. No later than two days prior to the execution of this Agreement, Seller will deliver to Purchaser amended and updated Schedules to this Agreement to reflect any matter that arises or is discovered after the date hereof, so that each Schedule is correct and complete as of the Closing Date (the “Supplemental Disclosure”). For purposes of determining whether a breach exists with respect to any of the representations and warranties set forth in this Agreement, any such Supplemental Disclosure will not be deemed to have been disclosed to the Purchaser unless the Purchaser otherwise expressly consents in writing; provided, however, that the Purchaser’s sole remedy for such a breach shall be to not consummate the transactions contemplated by this Agreement and to terminate this Agreement in accordance with the provisions of Section 7.1.

Section 4.13. Employees. Prior to the Closing, Purchaser shall offer employment to substantially all employees of Seller selected by Purchaser (“Retained Employees”). Purchaser shall offer employment to the Retained Employees upon wages or salary (as applicable) and healthcare benefits that are substantially similar to the wages, salary and healthcare benefits provided to such employees by Seller. Prior to Closing, Purchaser shall provide Seller with a list of the Retained Employees, and Seller will use commercially reasonable efforts to persuade the Retained Employees to accept such offer of employment by the Purchaser. Purchaser shall provide all Retained Employees who accept employment with Purchaser full credit for all of their unused accrued vacation time as of the Closing Date, accumulated as a result of their employment at Seller.

Section 4.14. Offsets and Deductions. Notwithstanding the generality of any other provision of this Agreement, the Purchaser may not unilaterally or automatically make any offsets or deductions against or from the Promissory Notes for any reason, except as provided by Section 4.11 and in one of the Promissory Notes. Any other offsets or deductions shall be determined utilizing the procedure set out in Section 8.6 (in the case of indemnity), or the entry of a final non-appealable judgment, in accordance with Section 11.7, for all other matters, unless otherwise agreed by the Parties in writing.

Section 4.15. Patent License Agreement. Seller agrees to use commercially reasonable efforts to transfer and assign to Purchaser the patent license agreement by and between Seller and Gregory Holdings, LLC effective as of July 9, 2005 (the "Patent License Agreement") and all of Seller’s rights pursuant to the Patent License Agreement. If such transfer and assignment is not effected by January 15, 2008, then Seller, Michael Peterson and Leonard Peterson each agree: (i) to exclusively limit exercise of the rights granted by the Patent License Agreement to uses that benefit Purchaser and further agree that the Patent License Agreement may not be utilized or exercised, directly or indirectly, in any manner for the benefit of any Person other than Purchaser; (ii) not to transfer, assign, or sublicense, in whole or in part, the Patent License Agreement to any entity other than Purchaser; and (iii) that all obligations under the Patent License Agreement will be complied with, including but not limited to royalty payments, marking requirements, notices and reporting requirements.

ARTICLE V.
CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS

The obligation of the Purchaser to consummate the purchase of the Assets and the assumption of the Assumed Liabilities on the Closing Date is, at the option of the Purchaser, subject to the satisfaction of the following conditions (any or all of which may be waived by the Purchaser at or prior to the Closing):

Section 5.1. Representations, Warranties and Covenants.

(a) All representations and warranties of the Seller contained in this Agreement must be true and correct in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of the Closing Date, except to the extent that certain of such representations and warranties are made as of or through a specified date (which representations and warranties must continue on the Closing Date to be true and correct in all material respects as of or through the specified date).

(b) The Seller must have performed and complied, in all material respects, with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 5.2. Litigation. To the best of Seller’s knowledge, there is no Legal Proceeding before any federal or state court or other Governmental Authority which may have been instituted and be pending by any Person or been threatened by any Governmental Authority that (a) has or may have the effect of making illegal, impeding or otherwise restraining or prohibiting any of the transactions contemplated by this Agreement, (b) seeks to obtain damages in respect of the transactions contemplated by this Agreement or (c) could result in the disposition of any assets or operations of the Purchaser or its Affiliates (including any Assets or operations acquired or to be acquired from the Seller) or the imposition of any restriction on the manner in which the Purchaser or its Affiliates conduct their operations (including any operations acquired or to be acquired from the Seller).

Section 5.3. Material Adverse Change. There must not have been a Material Adverse Change since the Balance Sheet Date.

Section 5.4. (Intentionally left blank.)

Section 5.5. Consents. The Parties have agreed that (except for real estate leases) the Seller shall assign the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from, or providing notice to, any Person regarding the assignment of the Assumed Contracts to Purchaser. Subject to such agreement, all other consents, approvals, orders or authorizations of Governmental Authorities and other Persons (whether pursuant to Permits, Contracts or otherwise) necessary for the consummation of the transactions contemplated by this Agreement must have been obtained and all notices to Governmental Authorities and other Persons (whether pursuant to Permits, Contracts or otherwise) necessary for the consummation of the transactions contemplated by this Agreement must have been given.

Section 5.6. Due Diligence. The Purchaser must have (a) completed its due diligence investigation of the Seller, the Business and the Assets (including legal, accounting, environmental and engineering matters) and the results of such investigation must have been satisfactory to the Purchaser, in its sole discretion, and (b) had the opportunity to discuss the Seller’s business relationship with the Customers and the substance of such discussions must have been satisfactory to the Purchaser, in its sole discretion.

Section 5.7. Employment Agreements. The following persons must have entered into employment contracts with the Purchaser on terms and conditions satisfactory to the Purchaser, including confidentiality, non-competition and invention assignment provisions (the “Employment Agreements”): Michael Peterson and Leonard Peterson. The form of Employment Agreement is attached as Exhibit C.

Section 5.8. Closing Deliveries. The Seller must have delivered (or caused to be delivered) to the Purchaser each of the following:

(a) such bills of sale, assignments, releases, consents to assignments and other instruments of sale, conveyance, assignment, assumption and transfer satisfactory in form and in substance to the Purchaser as may be reasonably requested by the Purchaser in order to convey to the Purchaser all of the Seller’s rights, title and interests in and to the Assets and to assign to the Purchaser all of the Assumed Liabilities in the manner provided for in this Agreement (collectively, the “Conveyance Agreements”), substantially in the form of Exhibit D;

(b) certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser), executed on behalf of the Seller, certifying as to the fulfillment of the conditions set forth in Section 5.1, substantially in the form of Exhibit F attached hereto;

(c) a certificate of the Secretary of Seller substantially in the form of Exhibit E;

(d) (intentionally left blank)

(e) executed originals of assignments for each real property lease used in the operation of the Business (each, a “Lease”), in substantially the form attached hereto as Exhibit G (each, a “Lease Assignment”);

(f) receipts for the Cash Purchase Price paid to Seller at the Closing;

(g) all non-oral Business Information in the possession of the Seller or any of their Related Persons (over whom they have control), agents or representatives;

(h) originals of the employment agreements of Michael Peterson and Leonard Peterson, executed by each of them respectively.

Section 5.9. Additional Matters. The Purchaser must have received such additional documents, instruments, or items of information reasonably requested by it in respect of any aspect or consequence of the transactions contemplated by this Agreement. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement or by the other agreements referred to in this Agreement must be reasonably satisfactory in form and substance to the Purchaser.

ARTICLE VI.
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of the Seller to consummate the sale, transfer and assignment to the Purchaser of the Assets and the assignment of the Assumed Liabilities on the Closing Date are, at the option of the Seller Representative, subject to the satisfaction of the following conditions (any or all of which may be waived by the Seller Representative at or prior to the Closing):

Section 6.1. Representations, Warranties and Covenants.

(a) All representations and warranties of the Purchaser contained in this Agreement must be true and correct in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made again and as of the Closing Date.

(b) The Purchaser must have performed and complied, in all material respects, with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

Section 6.2. Litigation. To the best of the Purchaser’s knowledge, there is no Legal Proceeding before any federal or state court or other Governmental Authority which may have been threatened, instituted and be pending by any Governmental Authority that has or would have the effect of making illegal, impeding, or otherwise restraining or prohibiting any of the transactions contemplated by this Agreement.

Section 6.3. Closing Deliveries. The Purchaser must have delivered (or caused to be delivered) to the Seller each of the following:

(a) the Cash Purchase Price by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller Representative;

(b) executed originals of the Conveyance Agreements to the extent any such Agreements are required to be executed by the Purchaser;

(c) copies of each executed Lease Assignment;

(d) executed originals of the Promissory Notes;

(e) a certificate (dated the Closing Date and in form and substance reasonably satisfactory to the Seller Representative) executed, on behalf of the Purchaser, by an authorized executive officer of the Purchaser certifying as to the fulfillment of the conditions set forth in Section 6.1, substantially in the form of Exhibit F;

(f) no later than five (5) days before the Closing Date, evidence of health insurance coverage for employees retained by Purchaser which is at least substantially equivalent to the price and quality of health insurance coverage provided generally by Seller to its employees; and

(g) a certificate of the Secretary of the Purchaser substantially in the form of Exhibit H

(h) originals of the employment agreements of Michael Peterson and Leonard Peterson, executed by Purchaser.

(i) originals of the Guaranty Agreements (in the forms of Exhibit A-1) executed by ISI Detention Contracting Group, Inc, a Texas corporation, ISI and Argyle.

Section 6.4. Additional Matters. The Seller Representative must have received such additional documents, instruments or items of information reasonably requested by it in respect of any aspect or consequence of the transactions contemplated by this Agreement. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement or by the other agreements referred to in this Agreement must be reasonably satisfactory in form and substance to the Seller Representative.

ARTICLE VII.
TERMINATION

Section 7.1. Termination. The Purchaser or the Seller may terminate this Agreement at any time without any liability accruing for such termination (“Termination”) at any time prior to the Closing or if the Closing Date does not occur prior to the Closing Deadline, upon written notice to the other Party, and such Termination shall be effective immediately upon receipt of such notice or upon the effective date for such Termination stated in such notice whichever is later.

Section 7.2. Effect of Termination. If this Agreement is terminated in accordance with Section 7.1, and the transactions contemplated by this Agreement are not consummated, this Agreement will become null and void and of no further force and effect, and neither Party shall have any Liability to the other Party, except (a) for this Section 7.2, and (b) for the provisions of Section 4.5, Section 7.3 and Section 11.9.

Section 7.3. Return of Confidential Information. If this Agreement is terminated in accordance with Section 7.1, and the transactions contemplated by this Agreement are not consummated, (a) the Purchaser will (and will cause each of its Related Persons, agents and representatives under its control to) return to the Seller or destroy all confidential or proprietary information of the Seller in their possession and certify such return or destruction to the Seller and (b) the Seller will (and will cause each of their Related Persons, agents and representatives under its control to) return to the Purchaser or destroy all confidential or proprietary information of the Purchaser in their possession and certify such return or destruction to the Purchaser.

ARTICLE VIII.
INDEMNIFICATION

Section 8.1. Indemnification.

(a) Subject to the other provisions of this Article VIII, the Seller, Michael Peterson and Leonard Peterson will jointly and severally defend, indemnify and hold the Purchaser, its Affiliates, and Purchaser’s shareholders (whether direct or indirect), directors, officers, employees, consultants, agents and representatives harmless from and against any and all Claims asserted and any Liability or Losses that they may incur, arising from or relating to:

(1) any facts that constitute, or any allegations that if true would constitute, a breach of any representation or warranty made by the Seller in this Agreement or an officer of Seller in any certificate or other document required to be executed and delivered by the Seller pursuant to this Agreement;

(2) any facts that constitute, or any allegations that if true would constitute, a breach or default in the performance of any covenant, obligation or agreement of the Seller pursuant to this Agreement or any certificate or other document required to be executed and delivered by Seller or an officer of Seller pursuant to this Agreement;

(3) any Liability of the Seller that is not an Assumed Liability;

(4) the Business of Seller or the Assets, to the extent founded on occurrences preceding the Closing. In this connection, in the event of any Claim by a Person claiming to be a creditor of Seller, no payment to such creditor by the Purchaser shall be made unless such payment is commercially reasonable and first approved by Seller, in writing, and such approval shall not be unreasonably withheld;

(5) Seller’s Warranty Work pursuant to Section 1.8.

(6) any violation of Law by Seller that affects, limits or restricts, in any way, or creates any Encumbrance upon: (ii) the title to the Assets acquired by Purchaser hereunder, or (ii) Purchaser’s right, authority or ability to sell, transfer, transport, convey or otherwise dispose of the Assets acquired hereunder; and

(7) any violation of Environmental Laws by the Seller.

(b) Notwithstanding the generality of the foregoing, Seller, Michael Peterson and Leonard Peterson have no duty to defend, indemnify or hold harmless any Person, nor shall any Liabilities whatsoever accrue to Seller in connection with:

(1) any matter enumerated in Section 8.1(a), which arises from or is related to the assignment of the Assumed Contracts to Purchaser by Seller without Seller having secured the consent, waiver, approval, authorization, declaration or filing from, or having provided notice to any Person regarding the assignment of the Assumed Contracts to Purchase;

(2) any Claims, Liability or Losses that arise from any allegation that the consummation of the transactions contemplated by this Agreement violates any duty owed to the Affiliates or shareholders of Argyle, ISI or Purchaser or was otherwise improper for the Purchaser to engage in. However, not withstanding the generality of the forgoing, this Subsection 8.1(b)(2) shall not adversely affect, diminish, or in any way limit the right of any Person to pursue and enforce their rights to a defense or indemnity pursuant to Section 8.1(a); and

(3) any claims for indemnity by Purchaser or any of its Affiliates, arising from any matters not enumerated in Section 8.1(a).

(c) Subject to the other provisions of this Article VIII, the Purchaser, Argyle and ISI will defend, indemnify and hold the Seller, its Affiliates, and shareholders (whether direct or indirect), directors, officers, employees, consultants, agents and representatives harmless from and against any and all Claims asserted and any Liability or Losses that they may incur, arising from or relating to:

(1) any facts that constitute, or any allegations that if true would constitute, a breach of any representation or warranty made by the Purchaser in this Agreement or in any certificate or other document required to be executed and delivered by the Purchaser or an officer of Purchaser pursuant to this Agreement;

(2) any facts that constitute, or any allegations that if true would constitute, a breach or default in the performance of any covenant, obligation or agreement of the Purchaser pursuant to this Agreement or any certificate or other document required to be executed and delivered by Purchaser or an officer of Purchaser pursuant to this Agreement;

(3) any Liability of the Seller that is an Assumed Liability;

(4) the Business or the Assets, to the extent founded on occurrences after the Closing;

(5) allegations by an employee of Seller relating to Seller’s termination of their employment, immediately prior to the Closing, as anticipated by this Agreement;

(6) Purchaser’s Warranty Work pursuant to Section 1.9;

(7) any allegation that the consummation of the transactions contemplated by this Agreement violates any duty owed to the Affiliates or shareholders of Argyle, ISI or Purchaser or was otherwise improper for the Purchaser to engage in. However, not withstanding the generality of the forgoing, this Subsection 8.1(c)(7) shall not adversely affect, diminish, or in any way limit the right of any Person to pursue and enforce their rights to a defense or indemnity pursuant to Section 8.1(a); and

(8) any allegations that Seller improperly assigned the Assumed Contracts to Purchaser without having secured the consent, waiver, approval, authorization, declaration or filing from or provided notice to any Person regarding the assignment of the Assumed Contracts to Purchaser.

(d) Any party seeking a defense or indemnification hereunder shall be deemed to be an Indemnitee for purposes of this ARTICLE VIII. Any party obligated to provide a defense or indemnification hereunder shall be deemed to be an Indemnitor or Indemnifying Party for purposes of this ARTICLE VIII. Indemnification shall be to the fullest extent permitted by applicable law including, but not limited to, all legal expenses, including providing legal counsel reasonably satisfactory to the Indemnitee, solely at Indemnitor’s cost.

Section 8.2. Materiality. With respect to any Claim for defense or indemnification under this Article VIII relating to a breach (or alleged breach) of a representation or warranty that contains a materiality qualifier, such materiality qualifier will be considered for purposes of determining whether a breach of such representation and warranty has occurred, but such materiality qualifier will not be considered in determining the amount of the Losses arising out of such breach.

Section 8.3. Survival of Seller’s Representations and Warranties. The representations and warranties of the Seller set forth in Article II and in the certificates delivered to the Purchaser pursuant to Section 6.3(e) will survive the execution and delivery of this Agreement and the Closing until the later of: (i) the three (3) year anniversary of the Closing; or (ii) thirty (30) days after expiration of the statute of limitations applicable to such violation, except that the representations and warranties set forth in Section 2.7(a) will survive indefinitely. Any representation or warranty, the violation of which is made the basis of a claim for indemnification pursuant to this Article VIII, will survive until such Claim is finally resolved if the Purchaser notifies the Seller Representative of such Claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. No claim for indemnification pursuant to Section 8.1 based on the breach or alleged breach of a representation or warranty may be asserted after the date on which such representation or warranty expires.

Section 8.4. Survival of Purchaser’s Representations and Warranties. The representations and warranties of the Purchaser set forth in Article III and in the certificates delivered to the Seller pursuant to Section 6.3(e) will survive the execution and delivery of this Agreement and the Closing until the later of: (i) the three (3) year anniversary of the Closing; or (ii) thirty (30) days after expiration of the statute of limitations applicable to such violation. Any representation or warranty, the violation of which is made the basis of a claim for indemnification pursuant to this Article VIII, will survive until such Claim is finally resolved if the Seller notifies the Purchaser’s Representative of such Claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. No claim for indemnification pursuant to Section 8.1 based on the breach or alleged breach of a representation or warranty may be asserted by the Seller after the date on which such representation or warranty expires.

Section 8.5. Notice and Resolution of Claims.

(a)  Notice. Each Indemnitee must provide written notice to the Indemnitor within 10 days after obtaining knowledge of any Claim that it may have that will be claimed to be a Covered Claim pursuant Section 8.1; provided that the failure to provide such notice will not limit the rights of an Indemnitee to indemnification hereunder except to the extent that such failure materially increases the dollar amount of any such claim for indemnification or materially prejudices the ability of the Indemnifying Party to defend such claim. Such notice will set forth in reasonable detail the claim and the basis for indemnification.

(b) Right to Assume Defense. With respect to a claim for indemnity pursuant to Sections 8.1(a) and 8.1(c) (“Covered Claim”) the Indemnifying Party will have thirty (30) days after receipt of notice to pay, or assume the conduct and control of the settlement or defense of such Covered Claim, if the Indemnifying Party acknowledges its obligation to indemnify the Indemnitee for Liabilities and Losses resulting from such Covered Claim (“Covered Losses”) . The Indemnitor will be responsible to defend and indemnify only that portion of a Covered Claim that seeks monetary damages, and the balance of the Covered Claim shall be the responsibility of the Indemnitee. The Indemnitee may, through its own counsel, participate in defense or settlement of a Covered Claim provided by the Indemnifying Party, but such separate counsel will be at Indemnitee’s expense.

(c) Obligations Following Assumption of Defense. If the Indemnifying Party assumes the defense of a Covered Claim, it must take all steps reasonably necessary to investigate and defend or settle it and hold the Indemnitee harmless from and against any and all Covered Losses caused by or arising out of any settlement approved by the Indemnifying Party or any judgment entered in connection with such Covered Claim. Without the written consent of the Indemnitee, which consent shall not be unreasonably withheld, the Indemnifying Party will not consent to entry of any judgment or enter into any settlement that does not include a complete release of the Indemnitee from the Covered Claim by the claimant or plaintiff making the Covered Claim.

(d) Failure to Assume Defense. Failure by the Indemnifying Party to notify the Indemnitee of its election to pay, assume the defense or pursue the settlement of any Covered Claim within thirty (30) days after its receipt of notice thereof pursuant to Section 8.5(a) will be deemed a waiver by the Indemnifying Party of its right to pay, assume the defense or pursue the settlement of such Covered Claim. In such event, the Indemnitee may pay, defend or settle such Covered Claim in any commercially reasonable manner it deems appropriate. The Indemnitee may settle such Covered Claim or consent to the entry of any judgment with respect thereto, provided that it acts in good faith and in a commercially reasonable manner.

Section 8.6. Payment of Indemnity. Upon agreement by the parties or the entry of a final, non-appealable order by a court of competent jurisdiction that an Indemnitee is entitled to indemnification under this Article VIII, the Indemnifying Party must promptly pay or reimburse, as appropriate, the Indemnitee for all Liabilities and Losses incurred as a result of any Claim for which an obligation of indemnification is owed pursuant to this Agreement. However, if the Purchaser is entitled to be indemnified by the Seller hereunder while any of the Promissory Notes remains unpaid, Purchaser shall first offset, pro rata, up to all of such remaining amounts unpaid against the amount required to be paid or reimbursed by the Seller before seeking payment or reimbursement directly from Seller.

ARTICLE IX.
TAX MATTERS

Section 9.1. Cooperation for Certain Tax-Related Matters. The Purchaser and the Seller will, and will cause their respective representatives and agents to, provide any requesting party that is a party to this Agreement with such assistance and documents, without charge, as may be reasonably requested by such party in connection with (a) the preparation of any Tax Return of or relating to the Seller, (b) the conduct of any Audit relating to liability for or refunds or adjustments with respect to Taxes and (c) any other Tax-related matter that is a subject of this Agreement. Such cooperation and assistance will be provided to the requesting party promptly upon its request.

Section 9.2. Transfer Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Seller will be liable for and will pay of all transfer (including real property transfer and documentary), sales, use, gains (including state and local transfer gains taxes), excise and other transfer or similar Taxes imposed upon Seller in connection with the transfer of the Business or the Assets to the Purchaser, other than any Taxes based upon or measured by net income (collectively, “Transfer Taxes”). The Purchaser and the Seller will mutually cooperate in perfecting any exemption from Transfer Taxes available in connection with the transactions contemplated by this Agreement.

ARTICLE X.
DEFINITIONS

Section 10.1. Definitions. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means, other than the transactions contemplated by this Agreement, (a) a merger, consolidation, share exchange or business combination to which the Seller is a party, (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty percent (20%) or more of the assets or profit- or revenue-generating capacity of Seller, (c) a sale of any of the capital stock or other equity interests in Seller, (d) a recapitalization (regardless of the form of transaction by which such recapitalization is accomplished) of Seller or (e) any other similar transaction involving Seller and a Third Party.

“Affiliate” means, with respect to a specified Person, any other Person or member of a group of Person acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person. As used in this Agreement, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Assumed Liability” is defined in Section 1.5.

“Audit Standards” means Financial Statements that present fairly the financial position of the Seller and its subsidiaries (or their respective predecessors) and the results of operations as of the dates and for the periods therein specified, and that have been prepared in accordance with GAAP consistently applied throughout the periods involved, subject, in the case of interim Financial Statements to normal year-end adjustments in an amount and of a character not materially inconsistent with prior periods. The Financial Statements will not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Statements will have been prepared from the books and records of the Seller, which accurately and fairly reflect the financial condition and results of operations of the Seller as of the respective dates thereof and for the periods indicated.

“Balance Sheet” means the balance sheet included in the Financial Statements.

“Balance Sheet Date” means the date of the Balance Sheet.

“Business Day” means any weekday on which nationally-chartered banks in San Antonio, TX are open for business.

“Business Information” means all information and materials relating to the Business or the Assets, whether in oral, written, graphic or machine-readable form, that is proprietary in nature, including without limitation all specifications, user, operations or systems manuals, diagrams, graphs, models, sketches, technical data, research, business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, customer names, proprietary ideas, concepts, know-how, methodologies and all other information related to the Business or the Assets; provided, however, that “Business Information” will not include any of the foregoing that is then in the public domain.

“Charter Documents” means (a) the certificate or articles of incorporation and the bylaws of a corporation, (b) the certificate of formation and partnership agreement of a partnership, (c) the certificate of formation and limited liability company agreement or operating agreement of a limited liability company and (d) the charter, formation and/or constitutional documents of any other legal entity, in each case including all amendments thereto.

“Claim” means any existing or threatened claim, demand, suit, action, investigation, proceeding or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative and whether made by a Governmental Authority or any other Person), absolute or contingent, under any theory, including, without limitation, contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

“Closing Deadline” means January 31, 2008, provided that it shall mean a later date selected by Purchaser, but in no event later than April 1, 2008, if Purchaser provides written notice to Seller of its election to extend the Closing Deadline by no later than January 25, 2008.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, license, franchise, obligation, commitment or other arrangement, agreement or understanding.

“Customer” means any Person that has purchased goods or services from the Seller in connection with the Business during the twelve (12) month period immediately preceding the date of this Agreement and/or during the period between the date of this Agreement and the Closing.

“Dollars” means United States Dollars.

“Encumbrance” means any encumbrance, security interest, mortgage, deed of trust, lien, charge, pledge, option, right of first refusal or similar right, easement, restrictive covenant, Claim or restriction of any kind, including, without limitation, any restriction on the use, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Law” means each present and future Law, Order or Permit pertaining to (a) public health or safety, (b) the protection, preservation or restoration of the environment or natural resources or (c) the generation, production, use, storage, transportation, processing, release or disposal of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statement” is defined in Section 2.4.

“GAAP” means generally accepted accounting principles in the United States as in effect on the date of this Agreement applied in a manner consistent with the Seller’s historical financial statements.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, department or instrumentality thereof, or any court (public or private).

“Hazardous Material” means any substance, material, contaminant, pollutant or waste presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law or regulated as such by any Governmental Authority including, without limitation, any industrial substance, petroleum (or any derivative or by-product thereof), radon, radioactive material, asbestos (or asbestos containing material), urea formaldehyde, foam insulation, lead or polychlorinated biphenyls.

“Intellectual Property” means all United States and foreign intellectual and industrial property, including patent applications, patents and any reissues or reexaminations thereof, trademarks, service marks, trademark/service mark registrations and applications, brand names, trade names, all other names and slogans embodying business or product goodwill (or both), copyright registrations, mask works, copyrights, moral rights of authorship, rights in designs, trade secrets, technology, inventions, discoveries, improvements, know-how, proprietary rights, computer software and firmware, internet domain names, specifications, drawings, designs, formulae, processes, methods, technical information, confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection.

“Law” means any applicable law, statute, code, ordinance, rule or regulation promulgated by any Governmental Authority, including any policy having the force and effect of law, any rule of common law and any judicial or administrative interpretation thereof.

“Lease” is defined in Section 5.8.

“Lease Assignment” is defined in Section 5.8.

“Legal Proceeding” means any judicial, administrative, regulatory or arbitral proceeding, investigation or inquiry or administrative charge or complaint pending at law or in equity by or before any Governmental Authority.

“Liability” or “Liabilities” means any and all Claims, accounts payable, debts, liabilities and obligations of any nature whether absolute or contingent, asserted or unasserted, accrued or unaccrued, known or unknown, liquidated or otherwise.

“Loss” or “Losses” means all losses, damages, injuries, harm, diminutions in value, costs (including, without limitation, costs of investigation), fines, fees and expenses (including reasonable attorneys’ fees incident to any of the foregoing).

“Material Adverse Change” means a material adverse change in the properties, assets, condition (financial or otherwise), Business, operations or prospects of the Seller, taken as a whole, or an increase in Seller’s liabilities, except trade obligations incurred in the Ordinary Course of Business.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the properties, assets, condition (financial or otherwise), business, operations or prospects of such Person.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award by a Governmental Authority of competent jurisdiction.

“Ordinary Course of Business” means the usual and ordinary course of business for the Business, consistent with past practice.

“Party” mean Seller or Purchaser.

“Parties” means Seller and Purchaser

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any written approval, consent, exemption, franchise, license, permit, waiver, registration, filing, certificate or other authorization required by Law to conduct any portion of the Business as conducted immediately prior to the Closing Date, including without limitation all applicable construction, installation and maintenance licenses and local health and fire permits pertaining to the physical facilities, manufacturing, equipment, staffing and records.

“Person” means any natural person, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other legal entity.

“Promissory Notes” is defined in Section 1.4.

“Purchaser Representative” means Sam Youngblood.

“Related Parties” means, with respect to any Person, the Affiliates, shareholders and beneficial owners (whether direct or indirect), directors, officers, employees and consultants of such Person, and the family members of each of the foregoing who are natural persons.

“Sales” means the aggregate amount of all purchase orders and contracts for work, received by the Seller during the applicable period.

“Seller Contract” means any Contract to which Seller is a party, obligor or beneficiary or by which any of the properties and assets of Seller is bound.

“Seller Representative” means Michael Peterson.

“Taxes” (including, with correlative meaning, the term “Tax”) means all taxes, charges, fees, levies, duties, penalties, assessments or other amounts imposed by or payable to any foreign, federal, state, local or other taxing authority or agency, including without limitation income, gross receipts, profits, windfall profits, gains, minimum, alternative minimum, estimated, ad valorem, value added, severance, stamp, customs, import, export, utility, use, service, excise, property, sales, transfer, franchise, payroll, withholding, social security, disability, employment, workers compensation, unemployment compensation and other taxes, and including any interest, penalties or additions attributable thereto.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be prepared with respect to Taxes.

“Third Party” means any Person other than the Seller, the Purchaser or any of their respective Affiliates or associates.

“Valuation Periods” means the period from July 1, 2007 to the Closing Date (the “Working Capital Valuation Period”) and the period from the Closing Date to June 30, 2008 (the “2008 Valuation Period”).

“Working Capital” means current assets minus current liabilities.

ARTICLE XI.
MISCELLANEOUS

Section 11.1. Party Representatives.

(a) Seller Representative: The Seller hereby appoints the Seller Representative as its agent and attorney-in-fact to take any and all actions and to execute any and all documents, on its behalf, with respect to this Agreement following the Closing Date. The Seller agrees and acknowledges that any such action taken or document executed by the Seller Representative in accordance with this Agreement will be binding on the Seller and its successors and permitted assigns. The Seller may appoint a substitute Seller Representative by providing at least five (5) Business Days prior written notice of such appointment to the Purchaser.

(b) Purchaser Representative: The Purchaser hereby appoints the Purchaser Representative as its agent and attorney-in-fact to take any and all actions and to execute any and all documents, on its behalf, with respect to this Agreement following the Closing Date. The Purchaser agrees and acknowledges that any such action taken or document executed by the Purchaser Representative in accordance with this Agreement will be binding on the Purchaser and its successors and permitted assigns. The Purchaser may appoint a substitute Purchaser Representative by providing at least five (5) Business Days prior written notice of such appointment to the Seller.

Section 11.2. Headings. Article and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 11.3. Article, Section, Schedule and Exhibit References. Except as otherwise specifically provided, any reference to any article, section, schedule or exhibit will be deemed to refer to such article or section of or schedule or exhibit to this Agreement.

Section 11.4. Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “or” does not exclude any of the items described. The term “include,” or any derivative of such term, does not mean that the items following such term are the only types of such items.

Section 11.5. Drafting. Neither this Agreement nor any provision contained in this Agreement may be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision.

Section 11.6. Entire Agreement. The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. This Agreement (including such exhibits and schedules) represents, and is intended to be, a complete statement of all of the terms and the arrangements between the parties to this Agreement with respect to the matters provided for in this Agreement, supersedes any and all previous oral or written and all contemporaneous oral agreements, understandings, negotiations and discussions between the parties to this Agreement with respect to those matters.

Section 11.7. GOVERNING LAW; VENUE. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS OR ANY OTHER PRINCIPLE THAT COULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE INSTITUTED IN THE STATE OR FEDERAL COURTS LOCATED IN BEXAR COUNTY, TEXAS, TO THE JURISDICTION OF WHICH EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY AGREES TO SUBMIT. THE PARTIES AGREE TO ENTER INTO MEDIATION PRIOR TO TRIAL IN ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 11.8. Specific Performance. The Purchaser and each of the Seller each acknowledge and agree that the breach of this Agreement would cause irreparable damage to one or more of the other parties and that such other party or parties will not have an adequate remedy at law. Therefore, the obligations of the Purchaser and the Seller under this Agreement will be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. However, notwithstanding the foregoing, the remedies provided to the parties in ARTICLE VIII shall constitute the sole and exclusive remedy available to the Parties for the matters set forth therein.

Section 11.9. Expenses.

(a) Except as otherwise expressly provided in this Agreement and regardless of whether the transactions contemplated in this Agreement are consummated, each of the parties to this Agreement will bear its own expenses (including, without limitation, fees and disbursements of its counsel, accountants, financial advisors and other experts), incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement and thereby.

(b) If attorneys’ fees or other costs are incurred to secure performance of any obligation under this Agreement, to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.

Section 11.10. Notices. All notices, requests, demands, and determinations under this Agreement (other than routine operational communications), must be in writing and will be deemed duly given (a) when delivered by hand, (b) two days after being given to an express courier with a reliable system for tracking delivery, (c) when sent by confirmed facsimile with a copy sent by another means specified in this provision or (d) five days after the day of mailing, when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed as set forth below. A party may from time to time change its address or designee for notification purposes by giving the other written notice of the new address or designee and the date upon which it will become effective.

If to the Purchaser: ISI Detention Contracting Group, Inc.

12903 Delivery Drive
San Antonio, TX 78247
Attention: Sam Youngblood
Facsimile: (210) 495-5613
email: syoungblood@isidet.com

with a copy to:

K&L Gates
111 Congress Avenue, Suite 900
Austin, Texas 78701
Attention: D. Hull Youngblood, Jr.
Facsimile: (512) 482-6859
email: hyoungblood@hughesluce.com

If to the Seller: Peterson Detention Inc.
577 North Batavia
Orange, CA 92868
Attention: Michael Peterson

Section 11.11. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any party.

Section 11.12. Binding Effect; No Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person not party to this Agreement except to the extent such obligations are specifically provided for herein. No assignment of this Agreement or of any rights or obligations under this Agreement may be made by any Party without the prior written consent of the other Party to this Agreement and any attempted assignment without such required consents will be void; provided, however, that Seller may assign the Promissory Notes and the Guaranty Agreements or its rights under each to any Person as is permitted by their terms, without the prior written consent of any other Person, but no such assignment by Seller or Purchaser will release Seller or Purchaser from any of its obligations under this Agreement.

Section 11.13. Amendments. This Agreement may be amended, supplemented, or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Purchaser and the Seller.

Section 11.14. Waiver. Except as otherwise provided in this Agreement, no action (other than a waiver) taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any Party to this Agreement of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided in this Agreement, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver by a Party must be in writing and signed by Seller and Purchaser.

Section 11.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 11.16. Execution Copies of Agreement. A facsimile, telecopy, PDF or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of either party hereto, the other party agrees to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction.

* * * Remainder of Page Intentionally Left Blank * * *

IN WITNESS WHEREOF, the Parties to this Agreement have executed this instrument as of the date and year first above written.

THE SELLER:	THE PURCHASER:

Peterson Detention Inc.	ISI Detention Contracting Group, Inc., A California corporation

By: /s/ Michael Peterson	By: /s/ Sam Youngblood
Michael Peterson, President	Sam Youngblood, CEO

The following Shareholders of the Seller join in this
Agreement solely for purposes of Article II and Article VIII and for purposes of Section 4.15 to the extent such section
imposes personal obligations upon them.

/s/ Michael Peterson

Michael Peterson

/s/ Leonard Peterson

Leonard Peterson

Argyle and ISI join in this Agreement solely for purposes
of Article III and Article VIII.

Argyle Security, Inc.

By: /s/ Don Neville
Don Neville, Chief Financial Officer

ISI Security Group, Inc.
By: /s/ Sam Youngbloood
Sam Youngblood, CEO

(Signature Page to Asset Purchase Agreement)